Exhibit 23.2

890 Winter Street

Waltham, Massachusetts 02451

tel (781) 890-7033

fax (781) 890-7034

February 20, 2015

PERSONAL AND CONFIDENTIAL

Mr. Edward Herdiech

Chief Financial Officer

LogMeIn, Inc.

320 Summer Street

Boston, MA 02210

Mr. Herdiech:

We hereby consent to the inclusion in LogMeIn, Inc.’s (“LogMeIn” or the “Company”) Form 10-K filing of references to our reports relating to the valuations of certain assets in relation to the Company’s acquisitions of Ionia Corporation (“Ionia”), BBA, Inc. (“BBA” or “Meldium”), and a San Francisco-based collaboration software provider, and to references to our firm’s name therein.

In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

SHIELDS & COMPANY, INC.

By:
Richard W. Newman
Managing Director

Member: FINRA / Securities Investor Protection Corporation